UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

May 25, 2005
(Date of earliest event reported)

ALASKA AIR GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-8957	91-1292054

(Commission File Number)	(IRS Employer Identification No.)

19300 International Boulevard, Seattle, Washington	98188

(Address of Principal Executive Offices)	(Zip Code)

(206) 392-5040

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORWARD-LOOKING INFORMATION

This report may contain forward-looking statements that are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or our future financial performance and involve known and unknown risks and uncertainties that may cause our actual results or performance to be materially different from those indicated by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “forecast,” “may,” “will,” “could,” “should,” “expect,” “plan,” “believe,” “potential” or other similar words indicating future events or contingencies. Some of the things that could cause our actual results to differ from our expectations are: changes in our operating costs including fuel, which can be volatile; the competitive environment and other trends in our industry; our ability to meet our cost reduction goals; labor disputes; economic conditions; our reliance on automated systems; increases in government fees and taxes; actual or threatened terrorist attacks; global instability and potential U.S. military actions or activities; insurance costs; changes in laws and regulations; liability and other claims asserted against us; operational disruptions; compliance with financial covenants; our ability to attract and retain qualified personnel; third-party vendors and partners; continuing operating losses; our significant indebtedness; and downgrades of our credit ratings and the availability of financing. For a discussion of these and other risk factors, see Item 7 of the Company’s Annual Report for the year ended December 31, 2004 on Form 10-K. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results.

ITEM 7.01. Regulation FD Disclosure

Pursuant to 17 CFR Part 243 (“Regulation FD”), the Company is submitting information relating to its financial and operational outlook for 2005. This report includes information regarding forecasts of available seat miles (ASMs), cost per available seat mile (CASM) excluding fuel consumption and restructuring charges, as well as certain actual results for revenue passenger miles (RPMs), load factor and revenue per available seat mile (RASM), for its subsidiaries Alaska Airlines, Inc. and Horizon Air. Our disclosure of operating cost per available seat mile, excluding fuel and restructuring charges provides us the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expense per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expense for any future period with any degree of certainty. In addition, we believe the disclosure of financial performance without mark-to-market hedging gains is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

In accordance with General Instruction B.2 of Form 8-K, the following information shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing. This Report will not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD.

References in this report on Form 8-K to “Air Group,” “the Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified. Alaska Airlines, Inc. and Horizon Air Industries, Inc. are referred to as “Alaska” and “Horizon,” respectively, and together as our “airlines.”

Second Quarter 2005

	Forecast	Change
	Q2	Yr/Yr
Alaska Airlines
Capacity (ASMs in millions)	5,621	(0.2)%
Fuel gallons (000,000)	88.1	(0.9)%
Cost per ASM as reported on a GAAP basis (cents)*	10.4	(2.2)%
Less: Fuel cost per ASM (cents)*	2.7	35.0%
Cost per ASM excluding fuel (cents)*	7.7	(3.5)%

Alaska Airlines’ April traffic increased 8.7% to 1.387 billion RPMs from 1.276 billion flown a year earlier. Capacity during April was 1.812 billion ASMs, 1.5% higher than the 1.785 billion in April 2004. The passenger load factor (the percentage of available seats occupied by fare-paying passengers) for the month was 76.5%, compared to 71.5% in April 2004. The airline carried 1,362,000 passengers compared to 1,290,600 in April 2004.

In April 2005, RASM increased 6.7% compared to April 2004 due to higher load factors.

Based on recent labor developments, our current estimates of our unit costs for the remainder of the year are as follows:

Third and Fourth Quarter 2005

	Forecast	Change	Forecast	Change	Forecast	Change
	Q3	Yr/Yr	Q4	Yr/Yr	Full Year	Yr/Yr
Alaska Airlines
Cost per ASM as reported on a GAAP basis (cents)*	9.4	(4.5)%	9.7	(10.1)%	10.1	(3.0)%
Less: Fuel cost per ASM (cents)*	2.5	13.6%	2.5	—	2.5	19.0%

Cost per ASM excluding fuel (cents)*	6.9	(6.1)%	7.2	(8.0)%	7.6	(4.0)%

*	For Alaska, our forecast of cost per ASM and fuel cost per ASM is based on forward-looking estimates which will likely differ from actual results due to the volatility of fuel prices. There are several factors impacting our estimates including, but not limited to, the volatility of fuel prices and the finalization of the restructuring charges as discussed below. As we are unable to apply “hedge accounting”, the majority of the benefit we realize from settled fuel hedge contracts is classified in other non-operating income on our statement of operations and is thus not reflected in fuel cost per ASM above. See page 6 for additional information regarding fuel costs.

Our forecast of GAAP cost per ASM excludes a restructuring charge associated with the severance and other costs resulting from contracting out of ramp services in Seattle. We have not yet determined the financial impact of this event pending final agreement with the International Association of Machinists. However, we believe that it is likely that we will record a substantial restructuring charge in the second quarter.

	Forecast	Change
	Q2	Yr/Yr
Horizon Air
Capacity (ASMs in millions)	847	7.0%
Fuel gallons (000,000)	13.2	7.6%
Cost per ASM as reported on a GAAP basis (cents)*	15.7	1.4%
Less: Fuel cost per ASM (cents)*	2.7	35.0%

Cost per ASM excluding fuel (cents)*	13.0	(3.2%)

Horizon Air’s April traffic increased 14.8% to 186.7 million RPMs from 162.7 million flown a year earlier. Capacity for April was 267.6 million ASMs, 5.4% higher than the 253.9 million in April 2004. The passenger load factor for the month was 69.8%, compared to 64.1% in April 2004. The airline carried 504,500 passengers compared to 447,800 in April 2004.

For the second quarter of 2005, CASM excluding fuel is expected to decrease 3.2% compared to the second quarter of 2004, reflecting changes in Horizon’s flying mix from the traditional native network to a mix of native network flying and contract flying with Frontier Airlines, which began in January of 2004 and built up through the first half of 2004.

In April 2005, RASM increased 4% compared to April 2004.

*	For Horizon, our forecast of cost per ASM and fuel cost per ASM is based on forward-looking estimates, which will likely differ significantly from actual results. There are several factors impacting our estimates including, but not limited to, the volatility of fuel prices. As we are unable to apply hedge accounting, the majority of the benefit we realize from settled fuel hedge contracts is classified in other non-operating income on our statement of operations and is thus not reflected in fuel cost per ASM above. See page 6 for additional information regarding fuel costs.

Other Financial Information

Liquidity and Capital Resources

Cash and short-term investments totaled approximately $784 million at April 30, 2005 compared to 763.5 million at March 31, 2005.

Fuel Hedging

We are providing unaudited information about fuel price movements and the impact of our hedging program on our financial results. Management believes it is useful to compare results between periods that exclude the mark-to-market hedging gains/losses associated with contracts that settle recorded on a GAAP basis and include the cash received or due on hedge positions settled during the period (although the related impact may have been recognized for financial reporting purposes in a prior period). We refer to this as the comparison of “economic fuel cost”, which is presented below for April 2005.

Calculation of Economic Fuel Cost Per Gallon

April 2005	Alaska Airlines	Alaska Airlines	Horizon Air	Horizon Air
(unaudited)	(000s)	Cost/Gal	(000s)	Cost/Gal (cents)
Fuel expense before hedge activities (“raw fuel”)	$53,101	$1.89	$7,992	$1.97
Gains on settled hedges included in fuel expense	1,060	.04	158	.04
GAAP fuel expense	$52,041	$1.85	$7,834	$1.93
Gains on settled hedges included in non-operating income*	7,117	.25	1,064	.27
Economic fuel expense	$44,924	$1.60	$6,770	$1.66
% Change from prior year	29.6%	28.8%	32.9%	29.4%

Mark-to-Market Adjustment Related to Unsettled Hedges

Mark-to-market losses included in non-operating income related to hedges that settle in future periods	$25,789	NM	$3,853	NM

*	Amounts may include mark-to-market hedging gains (losses) recognized in non-operating income (expense) in previous periods.

Alaska Air Group’s future hedge positions are as follows:

	Approximate % of Expected	Approximate Crude Oil
	Fuel Requirements	Price per Barrel
Second Quarter 2005	50%	$28.97
Third Quarter 2005	50%	$28.81
Fourth Quarter 2005	50%	$31.85
First Quarter 2006	50%	$35.70
Second Quarter 2006	50%	$39.76
Third Quarter 2006	40%	$41.58
Fourth Quarter 2006	30%	$42.70
First Quarter 2007	20%	$43.09
Second Quarter 2007	19%	$45.81
Third Quarter 2007	22%	$45.27
Fourth Quarter 2007	17%	$47.89
First Quarter 2008	11%	$50.44
Second Quarter 2008	6%	$49.26
Third Quarter 2008	6%	$48.97
Fourth Quarter 2008	5%	$48.68

Operating Fleet Plan

The following table provides a fleet summary for Alaska and Horizon for actual airplanes on hand as of the date of this report and changes during the remainder of 2005 based on our contractual commitments and expected retirement plans:

			Expected change
		On Hand	During Remainder of
Alaska Airlines	Seats	May 20, 2005	2005
B737-200C	111	7
B737-400	144	40
B737-700	120	22
B737-800	160	2	1
B737-900	172	12
MD-80	140	26

Total		109	1

Horizon Air
Q200	37	28
Q400	74	19	(1)
CRJ 700	70	18

Total		65	(1)

Alaska has commitment to acquire three B737-800 aircrafts in 2006. Horizon has two CRJ 700s scheduled for delivery per year from 2006 to 2009 and none thereafter.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALASKA AIR GROUP, INC.

Registrant

Date: May 25, 2005

/s/ Brandon S. Pedersen

Brandon S. Pedersen
Staff Vice President/Finance and Controller

/s/ Bradley D. Tilden

Bradley D. Tilden
Executive Vice President/Finance and Chief Financial Officer